UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

October 31, 2016

SUMMIT HEALTHCARE REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2 South Pointe Drive, Suite 100, Lake Forest, California 92630

(Address of principal executive offices)

(800) 978-8136

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth below in Item 2.01 is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On October 31, 2016, Summit Healthcare REIT, Inc. (the “Company”), through our consolidated subsidiary Cornerstone Healthcare Partners, LLC, sold our Farmington Square property located in Medford, Oregon (“Medford”) to Medford’s current operator. The sale was completed as a result of the operator’s exercise of its option to purchase the property provided in our lease agreement with them, which lease agreement was filed as an exhibit to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012 filed on November 14, 2012.

The total sales price was $10.8 million, and the aggregate carrying value of Medford at the date of the sale was approximately $1.3 million, (total assets were approximately $8.0 million less liabilities of approximately $6.7 million, which included approximately $6.7 million in a HUD insured loan payable).  As a result of the sale, as of November 1, 2016, Medford will no longer be consolidated in our consolidated financial statements.

Item 9.01	Financial Statements and Exhibits.

(b)	Unaudited Pro Forma Financial Information.

The following pro forma financial information (unaudited) of the Company, and the related notes thereto, after giving effect to the sale of Medford, are furnished hereto as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated herein by reference:

Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2016

Unaudited Pro Forma Consolidated Statements of Operations for the Six Month Period Ended June 30, 2016 and for the Year Ended December 31, 2015.

(d)	Exhibits.

Exhibit No.	Description

99.1	Unaudited Pro Forma Consolidated Balance Sheet and Statements of Operations

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUMMIT HEALTHCARE REIT, INC.

By:	/s/ Elizabeth A. Pagliarini
Name:	Elizabeth A. Pagliarini
Title:	Chief Financial Officer

Dated: November 4, 2016